As filed with the Securities and Exchange Commission on April 1, 2019

Registration No. 333-229159

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

ON

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTERSTATE BANK CORPORATION

(Exact name of registrant as specified in its charter)

Florida	59-3606741
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1101 First Street South, Suite 202, Winter Haven, FL	33880
(Address of Principal Executive Offices)	(Zip Code)

National Commerce Corporation 2011 Equity Incentive Plan

National Commerce Corporation 2017 Equity Incentive Plan

First Landmark Bank 2015 Long-Term Incentive Plan

Landmark Bancshares, Inc. 2007 Stock Incentive Plan

First Landmark Bank 2007 Stock Option Plan

1st Manatee Bank Amended and Restated Incentive Stock Option Plan

Premier Community Bank of Florida 2015 Stock Option Plan

Premier Community Bank of Florida 2017 Stock Option Plan

Reunion Bank of Florida Directors’ Stock Option Plan

Reunion Bank of Florida Officers’ and Employees’ Stock Option Plan

United Group Banking Company of Florida, Inc. Officers’ and Employees’ Stock Option Plan

(Full title of the plans)

Beth S. DeSimone

Senior Vice President and General Counsel

CenterState Bank Corporation

1101 First Street South, Winter Haven, Florida 33880

(Name and address of agent for service)

(863) 293-2600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Small reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	457,352 shares	N/A	N/A	N/A

(1)

Represents shares issuable upon the exercise of stock options outstanding under the National Commerce Corporation 2011 Equity Incentive Plan (as amended and restated on July 17, 2014), the National Commerce Corporation 2017 Equity Incentive Plan, the First Landmark Bank Long-Term Incentive Plan, the Landmark Bancshares, Inc. 2007 Stock Incentive Plan (as amended by First Amendment, dated July 1, 2015), the First Landmark Bank 2007 Stock Option Plan (as amended by First Amendment, dated July 1, 2015), the 1st Manatee Bank Amended and Restated 2017 Incentive Stock Option Plan, the Premier Community Bank of Florida 2015 Stock Option Plan (as amended by Amendment No. 1, dated March 20, 2018), formerly known as the 1st Manatee Bank 2015 Stock Option Plan, the Premier Community Bank of Florida 2017 Stock Option Plan (as amended by Amendment No. 1, effective March 20, 2018), formerly known as the 1st Manatee Bank 2017 Stock Option Plan, the Reunion Bank of Florida Directors’ Stock Option Plan, the Reunion Bank of Florida Officers’ and Employees’ Stock Option Plan, and the United Group Banking Company of Florida, Inc. Officers’ and Employees’ Stock Option Plan each as amended to date (collectively, the “NCOM Plans”), assumed by the Registrant on April 1, 2019 pursuant to provisions in an Agreement and Plan of Merger, dated as of November 23, 2018, by and between National Commerce Corporation (“NCOM”) and the Registrant, plus an indeterminate number of shares which may be required to be issued or may be issued pursuant to the anti-dilution provisions of the Plans for stock splits, stock dividends or similar transactions.

(2)

All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Registrant’s original registration statement on Form S-4 (File No. 333-229159) filed with the Securities and Exchange Commission (the “Commission”) on January 8, 2019, to which this is Post-Effective Amendment No. 1. Accordingly, no additional filing fee is required. See “Explanatory Note.”

EXPLANATORY NOTE

CenterState Bank Corporation (“CSFL” or “Registrant”), hereby amends its registration statement on Form S-4 (File No. 333-229159) filed with the Commission on January 8, 2019, which became effective on January 28, 2019, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” or “S-8,” and together with the S-4, the “Registration Statement”).

The Registrant filed the Form S-4 in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of November 23, 2018, by and between NCOM and CSFL (the “Merger Agreement”), under which NCOM merged with and into CSFL, effective April 1, 2019, with CSFL surviving.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each option to purchase shares of common stock, $0.01 par value per share, of NCOM, granted under the NCOM Plans converted into an option to purchase CSFL common stock (the “CSFL Options”), with appropriate adjustments to reflect the application of the Exchange Ratio (as defined in the Merger Agreement).

The Registrant hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 457,352 shares of CSFL common stock issuable upon the exercise of the CSFL Options under the NCOM Plans. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by CSFL with the Commission are incorporated herein by reference:

1.	CSFL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on February 28, 2019.

2.

Those portions of CSFL’s Proxy Statement on Schedule 14A for the 2019 annual meeting of CSFL’s shareholders, filed with the Commission on March 12, 2019, that are incorporated by reference into the Form 10-K for the fiscal year ended December 31, 2018.

3.

CSFL’s Current Reports on Form 8-K, filed with the Commission on January 18, 2019, January 22, 2019, January 25, 2019, February 5, 2019, February 13, 2019, February 26, 2019, March 7, 2019, March 12, 2019, and April 1, 2019.

4.	The description of CSFL Common Stock contained in the Registration Statement on Form S-4 filed with the Commission on January 8, 2019.

In addition, we incorporate by reference the audited consolidated financial statements of Charter Financial Corporation as of September 30, 2017 and 2016 and for each of the years in the three-year period ended September 30, 2017, and the effectiveness of its internal control over financial reporting as of September 30, 2017, appearing in its Annual Report on Form 10-K for the year ended September 30, 2017 filed on December 13, 2017, and the unaudited condensed consolidated financial statements of Charter Financial Corporation, as of and for the nine months ended June 30, 2018, appearing in its Quarterly Report on Form 10-Q filed on August 8, 2018. All other documents subsequently filed by CSFL pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein) on or after the date of this S-8 and prior to the filing of a post-effective amendment to this S-8 which indicates that all the shares of CSFL common stock offered hereby have been sold or which deregisters all the shares of CSFL common stock then remaining unsold, shall be deemed to be incorporated by reference in this S-8 and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this S-8 to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this S-8.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of CSFL Common Stock offered under the Registration Statement is being passed upon for CSFL by Beth S. DeSimone, Esq., Senior Vice President and General Counsel of CSFL. At the time of the rendering of the legal opinion, Ms. DeSimone owns an aggregate of less than 1% of CSFL common stock.

Item 6.	Indemnification of Directors and Officers.

Section 607.0850, Florida Statutes, grants a corporation the power to indemnify its directors, officers, employees, and agents for various expenses incurred resulting from various actions taken by its directors, officers, employees, or agents on behalf of the corporation. In general, if an individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the action was unlawful, then the corporation has the power to indemnify said individual who was or is a party to any proceeding (including, in the absence of an adjudication of liability (unless the court otherwise determines), any proceeding by or in the right of the corporation) against liability expenses, including counsel fees, incurred in connection with such proceeding, including any appeal thereof (and, as to actions by or in the right of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof). To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any proceeding, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. The term “proceeding” includes any threatened, pending, or completed action, suit or other type of proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

Any indemnification in connection with the foregoing, unless pursuant to a determination by a court, shall be made by the corporation upon a determination that indemnification is proper in the circumstances because the individual has met the applicable standard of conduct. The determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (ii) by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding; (iii) by independent legal counsel selected by the board of directors or such committee; or (iv) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, then the directors or the committee shall evaluate the reasonableness of expenses and may authorize indemnification. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Section 607.0850 also provides that the indemnification and advancement of expenses provided pursuant to that Section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses may not be made if a judgment or other final adjudication established that the individual’s actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law (unless the individual had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful); (ii) a transaction from which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834, Florida Statutes, are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor in a proceeding by or in the right of a shareholder. Indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such person, unless otherwise provided when authorized or ratified.

Section 607.0850 further provides that unless the corporation’s articles of incorporation provide otherwise, then notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (i) the individual is entitled to mandatory indemnification under Section 607.0850 (in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses); (ii) the individual is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power under Section 607.0850; or (iii) the individual is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether the person met the standard of conduct set forth in Section 607.0850. Further, a corporation is granted the power to purchase and maintain indemnification insurance.

Article VI of the Bylaws of CSFL provides for indemnification of CSFL’s officers and directors and advancement of expenses. The text of the indemnification provision contained in the Bylaws is set forth in Exhibit 3.8 to this Registration Statement. Among other things, indemnification is granted to each person who is or was a director, officer or employee of CSFL and each person who is or was serving at the request of CSFL as a director, officer, employee, or agent of another corporation to the full extent authorized by law. Article VI of CSFL’s Bylaws also sets forth certain conditions in connection with any advancement of expenses and provision by CSFL of any other indemnification rights and remedies. CSFL also is authorized to purchase insurance on behalf of any person against liability asserted whether or not CSFL would have the power to indemnify such person under the Bylaws. CSFL maintains standard policies of insurance under which coverage is provided (i) to CSFL’s directors and officers against direct loss rising from claims made by reason of breach of duty or other wrongful act, and (ii) to CSFL with respect to payments that may be made by CSFL to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to CSFL’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, CSFL has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Articles of Incorporation (Incorporated by reference Exhibit 3.1 to CenterState Bank Corporation’s Form S-4 Registration Statement (File No. 333-95087), dated January 20, 2000.

4.2	Articles of Amendment to Articles of Incorporation (Incorporated by reference to Exhibit 99.1 to CenterState Bank Corporation’s Form 8-K, dated April 25, 2006).

4.3	Articles of Amendment to the Articles of Incorporation authorizing Preferred Shares (Incorporated by reference to Exhibit 3.1 to CenterState Bank Corporation’s Form 8-K, dated November 24, 2008).

4.4	Articles of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to CenterState Bank Corporation’s Form 8-K, dated December 16, 2009).

4.5	Articles of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit 3.6 to CenterState Bank Corporation’s Form 10-K, dated March 4, 2010).

4.6	Articles of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit 4.7 to CenterState Bank Corporation’s Form S-8 Registration Statement (File No. 333-225276), dated May 30, 2018).

4.7	Articles of Amendment to the Articles of Incorporation changing the registrant’s legal name to CenterState Bank Corporation (Incorporated by reference to Exhibit 3.7 to CenterState Bank Corporation’s Form 10-K, dated February 28, 2018)

4.8	Amended and Restated Bylaws of CenterState Bank Corporation (Incorporated by reference to Exhibit 3.7 to CenterState Bank Corporation’s Form 10-K, dated March 2, 2017).

4.9	Specimen Stock Certificate of CenterState Bank Corporation (formerly CenterState Banks, Inc.). (Incorporated by reference to Exhibit 4.8 to CenterState Bank Corporation’s Form S-8 Registration Statement (333-222382), dated January 2, 2018).

5.1*	Opinion of Beth S. DeSimone, Senior Vice President and General Counsel to CenterState Bank Corporation, as to the validity of the shares being issued.

10.1	National Commerce Corporation 2011 Equity Incentive Plan (as amended and restated on July 17, 2014) (Incorporated by reference to Exhibit 10.1 to the National Commerce Corporation Form S-4 Registration Statement (File No. 333-198219), dated August 18, 2014).

10.2	National Commerce Corporation 2017 Equity Incentive Plan (Incorporated by reference to Exhibit 10.3 to the National Commerce Corporation Form 10-K, dated March 9, 2018).

10.3	First Landmark Bank 2015 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.4 to the National Commerce Corporation Form S-4 Registration Statement (333-225524), dated June 8, 2018).

10.4	First Amendment to the First Landmark Bank 2015 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.4a to the National Commerce Corporation Form S-4 Registration Statement (333-225524), dated June 8, 2018).

10.5	Landmark Bancshares, Inc. 2007 Stock Incentive Plan (Incorporated by reference to Exhibit 10.2 to the National Commerce Corporation Form S-4 Registration Statement (333-225524), dated June 8, 2018)

10.6	First Landmark Bank 2007 Stock Option Plan (Incorporated by reference to Exhibit 10.3 to the National Commerce Corporation Form S-4 Registration Statement (333-225524), dated June 8, 2018).

10.7	First Amendment to the First Landmark Bank 2007 Stock Option Plan (Incorporated by reference to Exhibit 10.2 to the National Commerce Corporation Form S-4 Registration Statement (333-225524), dated June 8, 2018).

10.8	1st Manatee Bank Amended and Restated Incentive Stock Option Plan (Incorporated by reference to Exhibit 10.2 to the National Commerce Corporation Form S-4 Registrations Statement (333-224820), dated May 10, 2018).

10.9	Premier Community Bank of Florida 2015 Stock Option Plan, formerly known as 1st Manatee Bank 2015 Stock Option Plan (Incorporated by reference to Exhibit 10.3 to the National Commerce Corporation Form S-4 Registrations Statement (333-224820), dated May 10, 2018).

10.10	Amendment No. 1 to Premier Community Bank of Florida 2015 Stock Option Plan (Incorporated by reference to Exhibit 10.3a to the National Commerce Corporation Form S-4 Registrations Statement (333-224820), dated May 10, 2018).

10.11	Premier Community Bank of Florida 2017 Stock Option Plan, formerly known as 1st Manatee Bank 2017 Stock Option Plan Incorporated by reference to Exhibit 10.4 to the National Commerce Corporation Form S-4 Registrations Statement (333-224820), dated May 10, 2018).

10.12	Amendment No. 1 to Premier Community Bank of Florida 2017 Stock Option Plan (Incorporated by reference to Exhibit 10.4a to the National Commerce Corporation Form S-4 Registrations Statement (333-224820), dated May 10, 2018).

10.13	Reunion Bank of Florida Directors’ Stock Option Plan (Incorporated by reference to Exhibit 10.5 to the National Commerce Corporation Form 10-K, dated March 9, 2018).

10.14	Reunion Bank of Florida Officers’ and Employees’ Stock Option Plan (Incorporated by reference to Exhibit 10.6 to the National Commerce Corporation Form 10-K, dated March 9, 2018).

10.15	United Group Banking Company of Florida, Inc. Officers’ and Employees’ Stock Option Plan (Incorporated by reference to Exhibit 10.4 to the National Commerce Corporation Form 10-K, dated March 9, 2018).

23.1*	Consent of Crowe LLP.

23.2*	Consent of Porter Keadle Moore, LLC

23.3*	Consent of Dixon Hughes Goodman LLP

23.4*	Consent of Beth S. DeSimone, Senior Vice President and General Counsel to CenterState Bank Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to the original Registration Statement on Form S-4), dated January 8, 2019, to which this is an amendment.

99.1	Audited Consolidated Financial Statements of National Commerce Corporation as of December 31, 2018 (Incorporated by reference to CenterState Bank Corporation’s Form 8-K, filed on April 1, 2019).

99.2	Audited Consolidated Financial Statements of Charter Financial Corporation as of September 30, 2017 and 2016 and for each of the years in the three-year period ended September 30, 2017 (Incorporated by reference to Charter Financial Corporation’s Form 10-K, filed on December 13, 2017).

99.3	Unaudited Condensed Consolidated Financial Statements of Charter Financial Corporation as of and for the nine months ended June 30, 2018 (Incorporated by reference to Charter Financial Corporation’s Form 10-Q, filed on August 8, 2018).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Haven, State of Florida, on the 1st of April, 2019.

CENTERSTATE BANK CORPORATION

By:	/s/ John C. Corbett
John C. Corbett
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the 1st day of April, 2019.

Signature		Title	Date

BY:	* /s/ Ernest S. Pinner Ernest S. Pinner	Executive Chairman of the Board	April 1, 2019

BY:	/s/ John C. Corbett John C. Corbett	Director and President and Chief Executive Officer (Principal Executive Officer)	April 1, 2019

BY:	/s/ William E. Matthews, V William E. Matthews, V	Executive Vice President and Chief Financial Officer (Principal financial officer and principal accounting officer)	April 1, 2019

BY:	* /s/ James H. Bingham James H. Bingham	Director	April 1, 2019

BY:	* /s/ Michael J. Brown, Sr. Michael J. Brown, Sr.	Director	April 1, 2019

BY:	* /s/ Dennis Carlton C. Dennis Carlton	Director	April 1, 2019

BY:	* /s/ Michael F. Ciferri Michael F. Ciferri	Director	April 1, 2019

BY:	* /s/ Jody Jean Dreyer Jody Jean Dreyer	Director	April 1, 2019

BY:	* /s/ Griffin A. Greene Griffin A. Greene	Director	April 1, 2019

BY:	* /s/ Charles W. McPherson Charles W. McPherson	Director	April 1, 2019

BY:	* /s/ G. Tierso Nunez III G. Tierso Nunez III	Director	April 1, 2019

BY:	* /s/ Thomas E. Oakley Thomas E. Oakley	Director	April 1, 2019

BY:	* /s/ William Knox Pou, Jr. William Knox Pou, Jr.	Director	April 1, 2019

BY:	* /s/ Daniel R. Richey Daniel R. Richey	Director	April 1, 2019

BY:	* /s/ David G. Salyers David G. Salyers	Director	April 1, 2019

BY:	* /s/ Joshua A. Snively Joshua A. Snively	Director	April 1, 2019

BY:	* /s/ Mark W. Thompson Mark W. Thompson	Director	April 1, 2019

*Signed on behalf of the individual by Jennifer Idell on April 1, 2019 pursuant to Power of Attorney dated January 8, 2019.